EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, April 29, 2021	(302) 883-6592

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2021

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the three months ended March 31, 2021.

The Company historically reports a loss in the first quarter due to the seasonality of our motorsports business. No major events were promoted during the first quarter of 2021 or 2020; therefore, our revenues were minimal.

Operating and marketing expenses increased to $1,596,000 in the first quarter of 2021 from $988,000 in the first quarter of 2020, primarily from increased and earlier advertising expense. This year’s NASCAR weekends are scheduled for May and June whereas they were originally scheduled for May and August last year.

General and administrative expenses of $2,255,000 in the first quarter of 2021 increased from $1,987,000 in the first quarter of 2020, primarily from employee and utility costs related to the reopening of Nashville Superspeedway.

Depreciation expense was $763,000 in the first quarter of 2021 compared to $768,000 in the first quarter of 2020.

We incurred $341,000 in costs to complete the removal of grandstand seats in Dover during the first quarter of 2020.

The adjustment for contingent obligation was a benefit of $34,000 during the first quarter of 2021 compared to an expense of $369,000 for the first quarter of 2020, primarily due to changes in the discount rate.

Loss before income taxes was $4,313,000 for the first quarter of 2021 compared to $4,384,000 for the first quarter of 2020.

Net loss for the first quarter of 2021 was $3,202,000 or $.09 per diluted share compared with a loss of $3,140,000 or $.09 per diluted share in the first quarter of 2020.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated: “We’re happy to report that officials in Delaware have given us approval to host up to 20,000 fans at our NASCAR weekend at Dover International Speedway in May. We anticipate approval from Tennessee shortly for our race weekend at Nashville Superspeedway in June. We are happy to be on a path back to normalcy with actual fans in the stands for both tripleheader weekends. Our Father’s Day NASCAR Cup Series event will mark the first time NASCAR’s highest level of racing has been in the Nashville market since 1984. Title sponsorships for all of our NASCAR races are in place so, at this point in the season, we are well positioned.”

The Company’s financial condition remains strong, with no outstanding borrowings and approximately $10.9 million in available cash.

The Company announced yesterday that its Board of Directors declared a semi-annual cash dividend on both classes of common stock of $.04 per share. The dividend will be payable on June 10, 2021 to shareholders of record at the close of business on May 10, 2021.

* * *

This release contains or may contain forward-looking statements based on management's beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company's SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
In Thousands, Except Per Share Amounts
(Unaudited)
	Three Months Ended
	March 31,
	2021	2020
Revenues:
Event-related	$157	$204

Expenses:
Operating and marketing	1,596	988
General and administrative	2,255	1,987
Depreciation	763	768
Costs to remove long-lived assets	-	341
	4,614	4,084

Operating loss	(4,457)	(3,880)

Interest (expense) income, net	(15)	3
Benefit (provision) for contingent obligation	34	(369)
Other income (expense), net	125	(138)

Loss before income taxes	(4,313)	(4,384)

Income tax benefit	1,111	1,244

Net loss	$(3,202)	$(3,140)

Net loss per common share:
Basic	$(0.09)	$(0.09)
Diluted	$(0.09)	$(0.09)

Weighted average shares outstanding:
Basic	35,913	35,834
Diluted	35,913	35,834

DOVER MOTORSPORTS, INC.
CONSOLIDATED BALANCE SHEETS
In Thousands
(Unaudited)

	March 31,	March 31,	December 31,
	2021	2020	2020
ASSETS
Current assets:
Cash	$10,862	$5,032	$12,568
Accounts receivable	2,003	777	601
Inventories	18	18	18
Prepaid expenses and other	1,709	1,265	1,557
Income taxes receivable	24	283	24
Assets held for sale	5,844	-	5,844
Total current assets	20,460	7,375	20,612

Property and equipment, net	66,148	70,704	63,075
Right of use asset	207	169	112
Deferred income taxes	2,425	-	2,425
Other assets	1,360	1,033	1,322
Total assets	$90,600	$79,281	$87,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,623	$104	$570
Accrued liabilities	3,504	2,680	3,463
Contract liabilities	7,725	2,909	1,395
Non-refundable deposit	500	-	500
Total current liabilities	13,352	5,693	5,928

Liability for pension benefits	746	939	871
Lease liability	105	93	33
Non-refundable deposit	-	500	-
Provision for contingent obligation	3,184	3,757	3,218
Deferred income taxes	7,370	7,444	8,469
Total liabilities	24,757	18,426	18,519

Stockholders' equity:
Common stock	1,793	1,790	1,786
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,207	100,984	101,207
Accumulated deficit	(35,234)	(40,108)	(32,032)
Accumulated other comprehensive loss	(3,774)	(3,662)	(3,785)
Total stockholders' equity	65,843	60,855	69,027
Total liabilities and stockholders' equity	$90,600	$79,281	$87,546

DOVER MOTORSPORTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
In Thousands
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Operating activities:
Net loss	$(3,202)	$(3,140)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	763	768
Amortization of credit facility fees	15	14
Stock-based compensation	124	92
Deferred income taxes	(1,111)	(1,244)
(Benefit) provision for contingent obligation	(34)	369
(Gains) losses on equity investments	(19)	176
Changes in assets and liabilities:
Accounts receivable	(1,402)	(132)
Prepaid expenses and other	(155)	(86)
Accounts payable	(245)	(15)
Accrued liabilities	17	(1,030)
Contract liabilities	6,330	1,933
Liability for pension benefits	(101)	(37)
Net cash provided by (used in) operating activities	980	(2,332)

Investing activities:
Capital expenditures	(2,538)	(115)
Purchases of equity investments	(4)	(196)
Proceeds from sale of equity investments	11	192
Net cash used in investing activities	(2,531)	(119)

Financing activities:
Borrowings from revolving line of credit	-	180
Repayments on revolving line of credit	-	(180)
Repurchase of common stock	(117)	(94)
Credit facility fees	(38)	-
Net cash used in financing activities	(155)	(94)

Net decrease in cash	(1,706)	(2,545)
Cash, beginning of period	12,568	7,577
Cash, end of period	$10,862	$5,032